Exhibit 99.1
February, 2006
Changes in Partnership Agreement Between Alpha Technologies and
Tollgrade Communications
As a valued customer, we want to make you aware of an important change in the sale of external DOCSIS®-based transponders to Cable MSOs worldwide. Since 2003, Tollgrade Communications has been Alpha Technologies’ exclusive supplier of DOCSIS-based transponders for status monitoring of Alpha power supplies.
With the continued growth of the Cable industry Alpha and Tollgrade have agreed that it is best for all our customers, to work directly with their supplier of choice for external transponders — Tollgrade or Alpha.
“We continue to enjoy a productive relationship even as Alpha begins to introduce similar products that may compete with some of our own. Alpha will remain our partner — on a non-exclusive basis — for our external DOCSIS-based transponders for Alpha power supplies. Alpha will continue to be the exclusive supplier of embedded transponder products. Most importantly, we value our customer relationships and are focused on making sure you have the best choices in network assurance products and services,” commented Mark Peterson, Tollgrade President.
“This change supports the Cable industry’s market needs for a variety of high value status monitoring products from reliable vendors. Alpha will continue to work with Tollgrade to promote and sell their DOCSIS products whenever they represent the best solution for our customers. Alpha always strives to give our customers options that best fit their market needs and this change increases the options that Alpha can provide to our customers,” commented Paul Barlock, Alpha President.
Thank you for your continued support. We look forward to a prosperous 2006 and beyond.

/s/ Paul R. Barlock	/s/ Mark B. Peterson

Paul Barlock	Mark B. Peterson
President & COO	President & CEO
Alpha Technologies	Tollgrade Communications
(360) 647-2360	(412) 820-1407
pbarlock@alpha.com	mpeterson@tollgrade.com